Exhibit 99.1

EPR Properties Reports Fourth Quarter and 2025 Year-End Results
Introduces Earnings and Investment Spending Guidance for 2026
Announces 5.1% Increase in Monthly Dividend

Kansas City, MO, February 25, 2026 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2025 (dollars in thousands, except per share data):

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Total revenue	$182,950	$177,234	3.2%	$718,357	$698,068	2.9%
Net income (loss) available to common shareholders	60,864	(14,435)	521.6%	250,792	121,922	105.7%
Net income (loss) available to common shareholders per diluted common share	0.79	(0.19)	515.8%	3.28	1.60	105.0%
Funds From Operations as adjusted (FFOAA)(1)	101,201	94,309	7.3%	396,639	373,929	6.1%
FFOAA per diluted common share (1)	1.30	1.23	5.7%	5.12	4.87	5.1%
Adjusted Funds From Operations (AFFO)(1)	101,373	94,139	7.7%	398,223	371,409	7.2%
AFFO per diluted common share (1)	1.30	1.22	6.6%	5.14	4.84	6.2%

(1) A non-GAAP financial measure
Fourth Quarter Company Headlines
•Strong Earnings Growth - For the year ended December 31, 2025, FFOAA per diluted common share and AFFO per diluted common share increased by 5.1% and 6.2%, respectively, compared to the prior year.
•Executes on Investment Pipeline - During the fourth quarter of 2025, the Company's investment spending totaled $147.7 million, bringing total investment spending for 2025 to $288.5 million. Additionally, the Company has committed approximately $85.0 million for experiential development and redevelopment projects, which is expected to be funded in 2026, and has a strong pipeline of potential new investments.
•Capital Recycling - During the fourth quarter of 2025, the Company sold two theatre properties and two land parcels, and received a partial paydown on one mortgage note receivable, for total proceeds of $34.5 million and recognized a net gain on sale of $5.3 million.
•Strong Balance Sheet and Liquidity - In November 2025, the Company issued $550.0 million in senior unsecured notes due 2030. As of December 31, 2025, the Company had $90.6 million of cash on hand, no outstanding balance on its $1.0 billion unsecured revolving credit facility and no scheduled debt maturities until August 2026.
•Introduces 2026 Guidance - The Company is introducing FFOAA per diluted common share guidance for 2026 of $5.28 to $5.48, representing an increase of 5.1% at the midpoint over 2025. The Company is also introducing investment spending guidance for 2026 of $400.0 million to $500.0 million and disposition proceeds guidance of $25.0 million to $75.0 million.

•Announces Increase in Monthly Dividend - Based on the Company's expectation for its financial results for 2026, the Company is announcing an increase to its monthly common share dividend of 5.1%.

“Fiscal year 2025 was a year of solid execution. We delivered strong earnings growth while successfully deploying almost $300 million into an expanded set of high-quality experiential assets," stated Company Chairman and CEO Greg Silvers. "Our diversified experiential properties continue to demonstrate resilience, supported by consumers' ongoing demand for out-of-home experiences. We have adhered to a disciplined capital strategy, which has allowed us to maintain a robust balance sheet with low leverage and a strong liquidity position. With a pipeline of committed projects and compelling additional investment opportunities, we are well-positioned to deliver against our increased investment spending guidance. We are also pleased to be raising our monthly dividend to common shareholders by 5.1%, as we remain committed to delivering sustainable earnings growth and creating long-term shareholder value."

Investment Update
The Company's investment spending during the three months ended December 31, 2025 totaled $147.7 million, bringing the total investment spending for the year ended December 31, 2025 to $288.5 million. Investment spending for the quarter related primarily to the acquisition of an attraction property in Virginia for $23.2 million and the acquisition of five golf course properties in Texas for $90.7 million. The remaining investment spending for the quarter primarily related to experiential build-to-suit development and redevelopment projects.

As of December 31, 2025, the Company has committed approximately $85.0 million in additional spending for experiential development and redevelopment projects, which is expected to be funded in 2026, and has a strong pipeline of potential new investments.

Capital Recycling
During the fourth quarter of 2025, the Company sold two leased theatre properties for alternative uses and two land parcels for net proceeds totaling $16.1 million and recognized a gain of $5.3 million. Additionally, the Company received $18.4 million in proceeds representing partial prepayment on one mortgage note receivable relating to the sale of one of the five fitness & wellness properties that secure the note. Disposition proceeds totaled $168.3 million for the year ended December 31, 2025.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. At December 31, 2025, the Company had $90.6 million of cash on hand and no outstanding balance on its $1.0 billion unsecured revolving credit facility. There are no scheduled debt maturities until August 2026.

Capital Markets Activity
In November 2025, the Company issued $550.0 million in aggregate principal amount of senior unsecured notes due November 15, 2030 in an underwritten public offering. These notes bear interest at an annual interest rate of 4.75%.

Additionally, on December 5, 2025, in connection with the commencement of an "at-the-market" offering program ("ATM Program"), the Company entered into an equity distribution agreement with certain institutional investment banks pursuant to which the Company may, but is under no obligation to, issue common shares having an aggregate sales price of up to $400.0 million from time to time on the open market or in privately negotiated transactions deemed to be “at-the-market” offerings under SEC rules. As of December 31, 2025, no common shares had been issued under the ATM Program.

Portfolio Update
The Company's total assets were $5.7 billion (after accumulated depreciation of approximately $1.7 billion) and total investments (a non-GAAP financial measure) were $7.0 billion at December 31,

2025, with Experiential investments totaling $6.6 billion, or 94%, and Education investments totaling $0.4 billion, or 6%.

The Company's Experiential portfolio (excluding property under development, undeveloped land inventory and two joint venture properties) consisted of the following property types (owned or financed) at December 31, 2025:
•148 theatre properties;
•60 eat & play properties (including seven theatres located in entertainment districts);
•26 attraction properties;
•11 ski properties;
•four experiential lodging properties;
•27 fitness & wellness properties;
•one gaming property; and
•one cultural property.

As of December 31, 2025, the Company's wholly-owned Experiential portfolio consisted of approximately 19.0 million square feet, was 99% leased or operated and included a total of $54.9 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at December 31, 2025:
•46 early childhood education center properties; and
•nine private school properties.

As of December 31, 2025, the Company's wholly-owned Education portfolio consisted of approximately 1.1 million square feet and was 100% leased.

The combined wholly-owned portfolio consisted of 20.1 million square feet and was 99% leased or operated.

Retirement of Executive Vice President and Chief Investment Officer
As previously announced in July of 2025, Gregory E. Zimmerman, the Company's Executive Vice President and Chief Investment Officer, notified the Company of his intention to retire in the first quarter of 2026. Today, the Company is announcing that Mr. Zimmerman's retirement will be effective March 2, 2026. Benjamin N. Fox will assume the role of Chief Investment Officer upon Mr. Zimmerman’s retirement. Mr. Zimmerman has been with the Company as Chief Investment Officer since 2019. Mr. Fox joined the Company in 2025 as an Executive Vice President and has been a valuable member of the management team. Prior to joining the Company, Mr. Fox served as Managing Director in the Net Lease Division of Ares Management Corporation and prior to that served as Executive Vice President of Asset Management and Operations at Realty Income.

"Greg has been an exceptional leader, offering both sharp insights and a steady hand in steering our investment strategy," remarked Mr. Silvers. "We deeply appreciate Greg's dedicated years of service and significant contributions to the Company. We extend our best wishes for a fulfilling and well-deserved retirement. We are confident that the transition will be seamless, as Ben brings a wealth of experience to the Company, and he has worked closely with Greg to ensure a smooth succession.”

Dividend Information
The Company's Board of Trustees declared its monthly cash dividend to common shareholders of $0.31 per share payable April 15, 2026 to shareholders of record as of March 31, 2026. This dividend represents an annualized dividend of $3.72 per common share, an increase of 5.1% over the prior year's annualized dividend (based upon the monthly dividend at the end of the prior year).

Additionally, the Company declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares, payable April 15, 2026 to shareholders of record as of March 31, 2026.

2026 Guidance
(Dollars in millions, except per share data):

Net income available to common shareholders per diluted common share	$2.89	to	$3.09
FFOAA per diluted common share	$5.28	to	$5.48
Investment spending	$400.0	to	$500.0
Disposition proceeds	$25.0	to	$75.0

The Company is introducing its 2026 earnings guidance for FFOAA per diluted common share of $5.28 to $5.48, representing an increase of 5.1% at the midpoint over 2025. The 2026 guidance for FFOAA per diluted common share is based on an FFO per diluted common share range of $5.26 to $5.46 adjusted for retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, and deferred income tax benefit. FFO per diluted common share for 2026 is based on a net income available to common shareholders per diluted common share range of $2.89 to $3.09 plus estimated real estate depreciation and amortization of $2.48 and allocated share of joint venture depreciation of $0.05, less estimated gain on sale of real estate and early ground lease termination of $0.08 and the impact of Series C and Series E dilution of $0.08 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found on page 23 in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on February 26, 2026 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. It is recommended that you join 10 minutes prior to the start of the event (although you may register and join the webcast at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the fourth quarter and year ended December 31, 2025 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Rental revenue	$157,057	$149,116	$608,605	$585,167
Other income	9,603	13,197	45,592	57,071
Mortgage and other financing income	16,290	14,921	64,160	55,830
Total revenue	182,950	177,234	718,357	698,068
Property operating expense	14,862	15,188	59,172	59,146
Other expense	10,013	13,437	45,756	56,877
General and administrative expense	14,575	12,233	55,830	50,096
Retirement and severance expense	1,901	—	2,995	1,836
Transaction costs	471	423	2,199	798
Provision (benefit) for credit losses, net	(985)	9,876	8,477	12,247
Impairment charges	—	39,952	—	51,764
Depreciation and amortization	43,582	40,995	169,160	165,733
Total operating expenses	84,419	132,104	343,589	398,497
Gain on sale of real estate and early ground lease termination	5,297	112	39,533	16,101
Income from operations	103,828	45,242	414,301	315,672
Costs associated with loan refinancing or payoff	—	—	—	337
Interest expense, net	33,574	33,472	133,079	130,810
Equity in loss from joint ventures	2,396	3,425	3,790	8,809
Impairment charges on joint ventures	—	16,087	—	28,217
Income (loss) before income taxes	67,858	(7,742)	277,432	147,499
Income tax expense	954	653	2,496	1,433
Net income (loss)	$66,904	$(8,395)	$274,936	$146,066
Preferred dividend requirements	6,040	6,040	24,144	24,144
Net income (loss) available to common shareholders of EPR Properties	$60,864	$(14,435)	$250,792	$121,922
Net income (loss) available to common shareholders of EPR Properties per share:
Basic	$0.80	$(0.19)	$3.30	$1.61

Diluted	$0.79	$(0.19)	$3.28	$1.60
Shares used for computation (in thousands):
Basic	76,141	75,733	76,040	75,636
Diluted	76,654	76,156	76,495	75,999

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	December 31, 2025	December 31, 2024
Assets
Real estate investments, net of accumulated depreciation of $1,714,886 and $1,562,645 at December 31, 2025 and December 31, 2024, respectively	$4,494,259	$4,435,358
Land held for development	20,168	20,168
Property under development	54,905	112,263
Operating lease right-of-use assets	170,755	173,364
Mortgage notes and related accrued interest receivable, net of allowance for credit losses of $15,929 and $17,111 at December 31, 2025 and December 31, 2024, respectively	679,254	665,796
Investment in joint ventures	12,316	14,019
Cash and cash equivalents	90,577	22,062
Restricted cash	8,071	13,637
Accounts receivable	97,855	84,589
Other assets	71,602	75,251
Total assets	$5,699,762	$5,616,507
Liabilities and Equity
Accounts payable and accrued liabilities	$99,392	$107,976
Operating lease liabilities	204,747	212,400
Dividends payable	28,495	31,863
Unearned rents and interest	108,546	80,565
Debt	2,929,411	2,860,458
Total liabilities	3,370,591	3,293,262
Total equity	$2,329,171	$2,323,245
Total liabilities and equity	$5,699,762	$5,616,507

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and early ground lease terminations and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization and share-based compensation expense to management and Trustees; and subtracting amortization of above and below market leases, net and tenant allowances, maintenance capital expenditures (including second-generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), the non-cash portion of mortgage and other financing income and the allocated share of joint venture non-cash items.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO, including per share amounts for FFO and FFOAA, for the three months and years ended December 31, 2025 and 2024 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
FFO:
Net income (loss) available to common shareholders of EPR Properties	$60,864	$(14,435)	$250,792	$121,922
Gain on sale of real estate and early ground lease termination	(5,297)	(112)	(39,533)	(16,101)
Impairment of real estate investments	—	39,952	—	51,764
Real estate depreciation and amortization	43,417	40,838	168,545	165,029
Allocated share of joint venture depreciation	1,000	1,965	4,010	9,419
Impairment charges on joint ventures	—	16,087	—	28,217
FFO available to common shareholders of EPR Properties	$99,984	$84,295	$383,814	$360,250

FFO available to common shareholders of EPR Properties	$99,984	$84,295	$383,814	$360,250
Add: Preferred dividends for Series C preferred shares	1,938	1,938	7,752	7,752
Add: Preferred dividends for Series E preferred shares	1,938	1,938	7,752	7,752
Diluted FFO available to common shareholders of EPR Properties	$103,860	$88,171	$399,318	$375,754

FFOAA:
FFO available to common shareholders of EPR Properties	$99,984	$84,295	$383,814	$360,250
Retirement and severance expense	1,901	—	2,995	1,836
Transaction costs	471	423	2,199	798
Provision (benefit) for credit losses, net	(985)	9,876	8,477	12,247
Costs associated with loan refinancing or payoff	—	—	—	337
Deferred income tax benefit	(170)	(285)	(846)	(1,539)
FFOAA available to common shareholders of EPR Properties	$101,201	$94,309	$396,639	$373,929

FFOAA available to common shareholders of EPR Properties	$101,201	$94,309	$396,639	$373,929
Add: Preferred dividends for Series C preferred shares	1,938	1,938	7,752	7,752
Add: Preferred dividends for Series E preferred shares	1,938	1,938	7,752	7,752
Diluted FFOAA available to common shareholders of EPR Properties	$105,077	$98,185	$412,143	$389,433

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
AFFO:
FFOAA available to common shareholders of EPR Properties	$101,201	$94,309	$396,639	$373,929
Non-real estate depreciation and amortization	165	157	615	704
Deferred financing fees amortization	2,380	2,187	8,808	8,844
Share-based compensation expense to management and trustees	3,643	3,572	15,329	14,066
Amortization of above and below market leases, net and tenant allowances	(81)	(81)	(324)	(333)
Maintenance capital expenditures (1)	(1,532)	(1,862)	(5,205)	(7,299)
Straight-lined rental revenue	(4,025)	(3,992)	(16,100)	(17,327)
Straight-lined ground sublease expense	(35)	20	(37)	97
Non-cash portion of mortgage and other financing income	(343)	(171)	(1,502)	(1,984)
Allocated share of joint venture non-cash items	—	—	—	712
AFFO available to common shareholders of EPR Properties	$101,373	$94,139	$398,223	$371,409

AFFO available to common shareholders of EPR Properties	$101,373	$94,139	$398,223	$371,409
Add: Preferred dividends for Series C preferred shares	1,938	1,938	7,752	7,752
Add: Preferred dividends for Series E preferred shares	1,938	1,938	7,752	7,752
Diluted AFFO available to common shareholders of EPR Properties	$105,249	$98,015	$413,727	$386,913

FFO per common share:
Basic	$1.31	$1.11	$5.05	$4.76
Diluted	1.29	1.10	4.96	4.70
FFOAA per common share:
Basic	$1.33	$1.25	$5.22	$4.94
Diluted	1.30	1.23	5.12	4.87
AFFO per common share:
Basic	$1.33	$1.24	$5.24	$4.91
Diluted	1.30	1.22	5.14	4.84
Shares used for computation (in thousands):
Basic	76,141	75,733	76,040	75,636
Diluted	76,654	76,156	76,495	75,999

Weighted average shares outstanding-diluted EPS	76,654	76,156	76,495	75,999
Effect of dilutive Series C preferred shares	2,361	2,327	2,348	2,314
Effect of dilutive Series E preferred shares	1,670	1,665	1,668	1,664
Adjusted weighted average shares outstanding-diluted Series C and Series E	80,685	80,148	80,511	79,977
Other financial information:
Dividends per common share	$0.885	$0.855	$3.520	$3.400

(1) Includes maintenance capital expenditures and certain second-generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three months and years ended December 31, 2025 and 2024. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced by cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating the Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from dispositions of real estate and early ground lease terminations, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding sale participation income, gain on insurance recovery, retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre and Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	December 31,
	2025	2024
Net Debt:
Debt	$2,929,411	$2,860,458
Deferred financing costs, net	25,181	19,134
Cash and cash equivalents	(90,577)	(22,062)
Net Debt	$2,864,015	$2,857,530

Gross Assets:
Total Assets	$5,699,762	$5,616,507
Accumulated depreciation	1,714,886	1,562,645
Cash and cash equivalents	(90,577)	(22,062)
Gross Assets	$7,324,071	$7,157,090

Debt to Total Assets Ratio	51%	51%
Net Debt to Gross Assets Ratio	39%	40%

	Three Months Ended December 31,
	2025	2024
EBITDAre and Adjusted EBITDAre:
Net income (loss)	$66,904	$(8,395)
Interest expense, net	33,574	33,472
Income tax expense	954	653
Depreciation and amortization	43,582	40,995
Gain on sale of real estate and early ground lease termination	(5,297)	(112)
Impairment of real estate investments	—	39,952
Allocated share of joint venture depreciation	1,000	1,965
Allocated share of joint venture interest expense	516	589
Impairment charges on joint ventures	—	16,087
EBITDAre	$141,233	$125,206

Retirement and severance expense	1,901	—
Transaction costs	471	423
Provision (benefit) for credit losses, net	(985)	9,876
Adjusted EBITDAre (for the quarter)	$142,620	$135,505

Adjusted EBITDAre (annualized) (1)	$570,480	$542,020

Net Debt/Adjusted EBITDAre Ratio	5.0	5.3

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount but does not include the annualization of investments put in service, acquired or disposed of during the quarter, as well as the potential earnings on property under development, the annualization of percentage rent and participating interest and adjustments for other items. See detailed calculation and reconciliation of Annualized Adjusted EBITDAre and Net Debt/Annualized EBITDAre ratio that includes these adjustments in the Company's Supplemental Operating and Financial Data for the quarter and year ended December 31, 2025.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	December 31, 2025	December 31, 2024
Total assets	$5,699,762	$5,616,507
Operating lease right-of-use assets	(170,755)	(173,364)
Cash and cash equivalents	(90,577)	(22,062)
Restricted cash	(8,071)	(13,637)
Accounts receivable	(97,855)	(84,589)
Add: accumulated depreciation on real estate investments	1,714,886	1,562,645
Add: accumulated amortization on intangible assets (1)	31,584	31,876
Prepaid expenses and other current assets (1)	(37,237)	(39,464)
Total investments	$7,041,737	$6,877,912

Total Investments:
Real estate investments, net of accumulated depreciation	$4,494,259	$4,435,358
Add back accumulated depreciation on real estate investments	1,714,886	1,562,645
Land held for development	20,168	20,168
Property under development	54,905	112,263
Mortgage notes and related accrued interest receivable, net	679,254	665,796
Investment in joint ventures	12,316	14,019
Intangible assets, gross (1)	63,239	64,317
Notes receivable and related accrued interest receivable, net (1)	2,710	3,346
Total investments	$7,041,737	$6,877,912

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:
	December 31, 2025	December 31, 2024
Intangible assets, gross	$63,239	$64,317
Less: accumulated amortization on intangible assets	(31,584)	(31,876)
Notes receivable and related accrued interest receivable, net	2,710	3,346
Prepaid expenses and other current assets	37,237	39,464
Total other assets	$71,602	$75,251

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.7 billion (after accumulated depreciation of approximately $1.7 billion) across 43 states and Canada. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Annual Report on Form 10-K is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our ongoing negotiations to exit from certain joint ventures or the ultimate terms of any such exit, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com